EXHIBIT 99.4

Digital Locations Names Industry Executive as New CEO

Rich Berliner will lead the Company in its efforts to dramatically increase its nationwide 5G small cell site footprint

SANTA BARBARA, CA – December 6, 2021 – Digital Locations, Inc. (DLOC), the leading aggregator and marketplace for 5G small cell sites, today announced that Rich Berliner, an experienced industry executive, has joined the Company as its new CEO. Mr. Berliner will lead the Company in its efforts to dramatically increase its nationwide 5G small cell site footprint.

Mr. Berliner previously served as Chairman and CEO of Fifth Gen Media, Inc., a marketing and publishing company, owned by Mr. Berliner since 2016. From 2012-2015, he served as CEO of Redwing Electric, a wireless construction company, which was later sold to an investor group. In 2011, Mr. Berliner completed a one-year consulting project for the Swedish equipment manufacturer Ericsson. In 1995, Mr. Berliner founded Berliner Communications (BCI) and served as Chairman and CEO, which merged with another firm in 2010. He was responsible for that firm’s quarterly earnings calls and the annual meetings in his role as Chairman. Mr. Berliner graduated from Rutgers with a BA in Business in 1975. He is a Fellow in the Radio Club of America and was elected in 2004.

“Signing Rich Berliner to lead Digital Locations is a major coup,” said Bill Beifuss, the Company’s President. “Rich not only has the industry experience we need, but success seems to follow him wherever he goes.”

Mr. Berliner commented, “I am very excited about this opportunity to build on the Company’s base of more than 110,000 pre-qualified wireless cell sites. Our plan is to accelerate our efforts to aggregate available 5G locations nationwide. By adding more key sites, we will be in position to attract a major wireless carrier.”

Digital Locations recently announced the issuance of its patent that covers a system and method for identifying wireless communications assets through its web-based software. This includes the ability for users to define geographical search areas on a map and to display wireless communications assets within pre-defined geographic areas. Among other claims, the patent also covers the method whereby physical distance from potential wireless communications assets to potential fiber backhauls are displayed.

About Digital Locations, Inc.

Digital Locations, Inc., is the leading aggregator and marketplace for 5G small cell sites. 5G wireless networks are expected to be 100 times faster than current 4G LTE networks. This will enable global scale killer applications such as self-driving cars, the Internet of things (IOT), mobile streaming of 4K videos, real-time hologram-based collaboration, and lag-free high-definition gaming. To realize this vision, many new 5G antennas are needed because high frequency 5G signals cannot travel farther than 100 meters. It is estimated that more than 1 million new 5G cell towers must be added in the United States alone. We currently have rights to more than 110,000 pre-qualified wireless cell sites that can be developed to help meet the demands of 5G networks. Using our patented software system, network operators such as Verizon, AT&T and T-Mobile Sprint can easily contract with site owners all over the U.S, to quickly build out their wireless networks. Our goal is to continue to acquire the rights to more sites and become a “landlord” of tomorrow’s wireless communications assets.

To learn more about Digital Locations please visit www.digitallocations.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Press Contact:

communications@digitallocations.com

(805) 456-7000